CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Optionable, Inc.

We consent to the incorporation by reference in the registration statement (Nos. 333-129853) on Form S-8 of Optionable, Inc. of our report dated February 16, 2006, with respect to the balance sheet of Optionable, Inc. as of December 31, 2005, and the related statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period ended December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-KSB of Optionable, Inc.
                               /s/ Sherb & Co, LLP

New York, New York
March 15, 2006